Exhibit 99.1

bebe stores, inc.
Announces Second Quarter 2016 Financial Results

Second quarter comparable store sales decreased 2.5%
Second quarter loss per share was $0.07
Non-GAAP adjusted second quarter loss per share was $0.05

BRISBANE, CA. - February 16, 2016 - bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the second quarter ended January 2, 2016.

Jim Wiggett, Chief Executive Officer said, “We achieved better than expected sales result for the second fiscal quarter of 2016 despite the macroeconomic factors that continued to impact retailers. Our comparable store sales declined in the low single digit range and gross margin contracted 320 bps as we focused on selling through inventory during a highly promotional holiday season. Inventory per square foot was up in the low single digit range at the end of the quarter and we successfully moved through much of the seasonal product. As discussed in the last earnings call, our Founder/Board Chairman has taken a more active role in the company since September with a specific focus on product. As a result of such strategic changes, we will not be providing guidance until we have increased visibility in our business.”

For the second quarter of fiscal 2016:

Net sales decreased 5.0% to $122.4 million, as compared to $128.9 million in the second quarter of fiscal 2015. The net sales decrease was primarily driven by decreased sales volumes and store closures. Comparable store sales for the quarter ended January 2, 2016, decreased 2.5% compared to an increase of 8.0% in the same period of the prior year. Traffic and conversion declined while average unit retail was flat.

Gross margin as a percentage of net sales declined to 34.0% compared to 37.2% in the second quarter of fiscal 2015. The decrease in margin primarily reflects an increase in promotional activity and decreased store leverage on lower sales.

SG&A expenses were $47.1 million, or 38.5% of net sales, compared to $47.8 million or 37.1% of net sales for the same period in the prior year. The decrease in SG&A compared to the prior year quarter was due to reductions in compensation and advertising expense partially offset by an increase in depreciation related to planned store closures as well as increased store impairment charges of $2.0 million.

Net loss from continuing operations was $5.5 million and loss per share was $0.07 for the second quarter of fiscal 2016 on 79.9 million shares outstanding, compared to breakeven, or $0.00 per share, based on 79.6 million shares outstanding for the same period of the prior year. Excluding the impairment cost described above, loss from continuing operations was $3.5 million, or $0.05 per share, for the second quarter of fiscal 2016 (a reconciliation of GAAP to non GAAP measures is provided in this earnings release).

Including a loss from discontinued operations of $0.4 million, net loss for the second quarter of fiscal 2015 was $0.4 million, representing breakeven earnings per share.

For the fiscal six months ended January 2, 2016:
Net sales for the first six months ended January 2, 2016, were $218.7 million, a decrease of 5.3% from $231.1 million for the first six months ended January 3, 2015. Comparable store sales for the first six months ended January 2, 2016 decreased 3.2%.

Net loss for the fiscal six months ended January 2, 2016, was $22.6 million, or $0.28 per share, compared to net loss of $11.2 million, or $0.14 per share, in the same prior year period. Included in loss from continuing operations for the first six months of fiscal 2016 were $3.8 million of costs related to store impairment and closure charges and $2.5 million of other costs. Excluding the impact of these charges, net loss from continuing operations was $16.3 million or $0.20 per share, for the first six months of fiscal 2016 (a reconciliation of GAAP to non GAAP measures is provided in this earnings release).

Including loss from discontinued operations of $2.2 million, net loss for the first six months of fiscal 2015 was $11.2 million, or $0.14 per share. Loss from discontinued operations reflects the operating results of the 2b business, which was shut down on July 5, 2014. For the first six months of fiscal 2015, the loss in the discontinued operations was primarily related to additional lease termination costs based on landlord negotiations.

During the quarter ended January 2, 2016, the Company opened one bebe store and three outlet stores and closed two bebe stores.

Subsequent to the quarter end on January 24, 2016 the Company closed one of its bebe stores. In connection with this store closure the Company recorded a lease termination fee of $2.6 million. On January 20, 2016 the board authorized management to sell the Company's ARS. Please refer to the company 10Q for the related subsequent event disclosure.

Balance sheet summary:

Cash and investments at January 2, 2016, were $53.6 million. The increase in cash and investments from the first quarter of fiscal 2016 was primarily due to the cash flow from operations resulting from the timing of working capital, including payment timing for inventory.

As of January 2, 2016, average finished goods inventory per square foot increased approximately 2.3% compared to the prior year.

Capital expenditures for the fiscal year to date were $3.4 million, and depreciation expense was $10.3 million.

Recorded call information:

Access the recorded call by dialing (855) 859-2056 and enter conference ID 97466774. A link to the audio recording will be available on our web site at www.bebe.com.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About bebe stores, inc.:

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under the bebe, BEBE SPORT and bbsp brand names. bebe currently operates 151 bebe retail stores including the on-line store bebe.com, and 38 bebe outlet stores. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. bebe also distributes and sells bebe branded product through its licensees in approximately 23 countries.

Contact:

bebe stores, inc.
Liyuan Woo, Chief Financial Officer
415-715-3900

bebe stores, inc.
SELECTED BALANCE SHEET DATA
(UNAUDITED)
(Dollars in thousands)

	January 2, 2016	January 3, 2015

Assets

Cash and equivalents	$43,372	$75,214
Available for sale securities	5,070	19,996
Inventories, net	28,282	30,108
Total current assets	97,444	142,346
Available for sale securities	5,166	5,455
Property and equipment, net	83,306	93,730
Total assets	189,589	246,067

Liabilities and Shareholders' Equity

Total current liabilities	$40,167	$51,527
Total liabilities	60,991	76,464
Total shareholders' equity	128,598	169,603
Total liabilities and shareholders' equity	189,589	246,067

bebe stores, inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands except per share data and store statistics)

	For the Three Months Ended (number of weeks)				For the Six Months Ended (number of weeks)
	January 2,		January 3,		January 2,		January 3,
	2016 (13)%		2015 (13)%		2016 (26)%		2015 (26)%

Net sales	$122,447	100.0	$128,914	100.0	$218,730	100.0	$231,070	100.0
Cost of sales, including production and occupancy	80,767	66.0	81,007	62.8	149,194	68.2	150,393	67.0

Gross margin	41,680	34.0	47,907	37.2	65,536	31.8	80,678	33.0
Selling, general and administrative expenses	47,116	38.5	47,816	37.1	92,000	42.1	89,943	44.1

Operating loss	(5,436)	(4.4)	91	0.1	(22,464)	(10.3)	(9,266)	(11.1)
Interest and other income, net	8	—	28	—	(79)	—	435	0.1

Loss before income taxes	(5,428)	(4.4)	119	0.1	(22,543)	(10.3)	(8,831)	(11.0)
Income tax (benefit)/provision	30	—	139	0.1	57	—	175	(0.1)

Net income (loss)	(5,458)	(4.5)	(20)	—	(22,600)	(10.3)	(9,006)	(10.9)

Loss from discontinued operations, net of tax	—	—	(365)	(0.3)	—	—	(2,196)	(1.2)

Net loss	$(5,458)	(4.5)	$(385)	(0.3)	$(22,600)	(10.3)	$(11,202)	(12.1)

Basic loss per share amounts:
Loss from continuing operations	$(0.07)		$—		$(0.28)		$(0.11)
Loss from discontinued operations	—		—		—		(0.03)
Net Loss	$(0.07)		$—		$(0.28)		$(0.14)

Diluted loss per share amounts:
Loss from continuing operations	$(0.07)		$—		$(0.28)		$(0.11)
Loss from discontinued operations	—		—		—		(0.03)
Net Loss	$(0.07)		$—		$(0.28)		$(0.14)

Basic weighted average shares outstanding	79,886		79,617		79,809		79,598
Diluted weighted average shares outstanding	79,886		79,617		79,809		79,598

Number of stores open at beginning of period	201		207		201		207
Number of stores opened during period	4		4		5		6
Number of stores closed during period	2		—		3		2
Number of stores open at end of period	203		211		203		211

Number of stores expanded/relocated during period	—		2		—		4

Total square footage at end of period (000's)	791		828		791		828

bebe stores, inc.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(Amounts in millions except per share data)

Included within this press release are references to non-GAAP financial measures ("non-GAAP" or "adjusted"), including operating (loss) income, net (loss) income and net (loss) income per diluted share excluding the effect of certain charges. These financial measures are not in compliance with U.S. generally accepted accounting principles ("GAAP") and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with its GAAP financial statements. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s core operating performance, as well as assists with the comparison of past financial performance to the Company’s future financial results. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations and are not viewed as being superior to GAAP financial measures. For further information, see "Company Statement on Disclosure of Non-GAAP Financial Measures" within the Investor Relations section of the Company's corporate web site, www.bebe.com. The following is a reconciliation of the applicable GAAP financial measures to the non-GAAP financial measures (in millions, except for net (loss) income per diluted share):

	For the Three Months Ended January 2, 2016			For the Three Months Ended January 3, 2015
	Operating	Net	Net Income (Loss)	Operating	Net	Net Income (Loss)
	Income (Loss)	Income (Loss)	Per Share	Loss	Loss	Per Share
	from continuing	from continuing	from continuing	from continuing	from continuing	from continuing

GAAP financial measure	$(5.5)	$(5.5)	$(0.07)	$—	$(0.4)	$—

Charges, net of income tax where applicable

Store impairment and closure related	2.0	2.0	—	0.4	0.4	—
Costs related to severance, recruiting and retention	—	—	—	0.5	0.5	0.01
Costs related to security breach	—	—	—	0.5	0.5	0.01
	2.0	2.0	0.02	1.4	1.4	0.02

Non-GAAP financial measure	$(3.5)	$(3.5)	$(0.05)	$1.4	$1.0	$0.01

	For the Six Months Ended January 2, 2016			For the Six Months Ended January 3, 2015
	Operating	Net	Net Income (Loss)	Operating	Net	Net Income (Loss)
	Income (Loss)	Income (Loss)	Per Share	Income (Loss)	Income (Loss)	Per Share
	from continuing	from continuing	from continuing	from continuing	from continuing	from continuing

GAAP financial measure	$(22.6)	$(22.6)	$(0.28)	$(9.3)	$(9.0)	$(0.11)

Charges, net of income tax where applicable

Store impairment and closure related costs	3.8	3.8	0.05	0.5	0.5	0.01
Costs related to severance, recruiting and retention	2.2	2.2	0.03	0.5	0.5	0.01
Settlement and other consulting related expense	0.3	0.3	—	—	—	—
Costs related to security breach	—	—	—	0.5	0.5	—
	6.3	6.3	0.08	1.5	1.5	0.01

Non-GAAP financial measure	$(16.6)	$(16.6)	$(0.20)	$(7.8)	$(7.5)	$(0.10)